Exhibit 99.1

TSX SYMBOL:                                               ATP, ATP.DB, ATP.DB.A, ATP.DB.B, ATP.DB.U, ATP.DB.D

NYSE SYMBOL:                                      AT

Atlantic Power Corporation Adopts Shareholder Rights Plan

BOSTON, MASSACHUSETTS, February 28, 2013 — Atlantic Power Corporation (NYSE:AT) (TSX:ATP) (the “Company” or “Atlantic Power”) announced today that its Board of Directors (the “Board”) has adopted a Shareholder Rights Plan (the “Rights Plan”) to encourage the fair treatment of shareholders in connection with any unsolicited take-over bid for the Company’s common shares (“Common Shares”).

The Rights Plan is designed to provide shareholders and the Board with adequate time to fully consider and evaluate any unsolicited take-over bid and provide the Board with sufficient time to identify, develop and negotiate other alternatives to maximize shareholder value.  The Rights Plan is similar to existing shareholder rights plans adopted by other Canadian public companies.  The Rights Plan has not been adopted in response to, or in anticipation of, any known take-over bid or proposal to acquire control of the Company.

The Rights Plan has been conditionally accepted by the Toronto Stock Exchange subject to ratification by the Company’s shareholders within six months of the Rights Plan’s effective date.  The Company intends to submit the Rights Plan to shareholders for their consideration at Atlantic Power’s next annual meeting.  If the Rights Plan is not confirmed by the Company’s shareholders, it will terminate and be of no further force or effect.

The Board has implemented the Rights Plan by authorizing the issuance of one right (a “Right”) in respect of each Common Share outstanding at the close of business on March 11, 2013 (the “Record Time”) and in respect of each Common Share issued from treasury after the Record Time.  The Rights trade with, and are represented by, the Common Shares.  Until such time as the Rights separate from the Common Shares, when they become exercisable, Rights certificates will not be distributed to shareholders and no further action is required by shareholders.

If a person, or a group acting jointly or in concert (each, an “Offeror”), acquires beneficial ownership of 20% or more of the then outstanding Common Shares (other than pursuant to an exemption available under the Rights Plan), Rights (other than those held by such Offeror, which will become void) will separate from the Common Shares (“Separation”) and permit the holders thereof to purchase additional Common Shares at a substantial discount to the market price of the Common Shares at that time.  Pursuant to the Rights Plan, any bid that meets certain criteria intended to protect the interests of all shareholders will be deemed to be a “permitted bid” and will not trigger a Separation under the Rights Plan.  These criteria require, among other things, that the bid be made by way of a take-over bid circular to all holders of voting shares other than the Offeror, that all shareholders be treated equally and that the bid remain open for acceptance by shareholders for at least 60 days.

Prior to Separation, the Rights Plan is not dilutive and will not affect reported earnings per share or change the way in which shareholders would otherwise trade Common Shares.  Upon Separation, reported earnings per Common Share on a fully diluted or non-diluted basis, may be affected.  Shareholders who do not exercise their Rights upon Separation may suffer substantial dilution along with the Offeror.

A copy of the Rights Plan will be available under the Company’s profile on SEDAR at www.sedar.com.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation and infrastructure assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term PPAs, which seek to minimize exposure to changes in commodity prices. Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,366 MW in which our aggregate ownership interest is approximately 2,117 MW. These totals exclude projects designated as held for sale at December 31, 2012 and our 40% interest in Delta-Person for which the Company entered into an agreement to sell in December 2012. On January 30, 2013, the Company and certain of its subsidiaries entered into an agreement to sell our interests in the Auburndale, Lake and Pasco projects.  The Company expects to enter into a purchase and sale agreement in the remaining part of the first quarter to sell its 100% interest in its Path 15 project. Its current portfolio of continuing operations consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada. In addition, the Company has one 53 MW biomass project under construction in Georgia. Recently the Company acquired a wind and solar development company, Ridgeline, located in Seattle, Washington, which will enhance its ability to develop, construct, and operate wind and solar energy projects across the United States and Canada. The Company also owns a majority interest in Rollcast Energy, a biomass power plant developer in North Carolina.

Atlantic Power has a market capitalization of approximately $1.2 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Amanda Wagemaker, Investor Relations

(617) 977-2700

info@atlanticpower.com

Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of U.S. federal securities laws and “forward-looking information”, as such term is used in Canadian securities laws (referred to as “forward-looking statements”). These forward-looking statements can generally be identified by the use of the words “outlook,” “objective,” “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect,” “target” or the negatives of these words and phrases or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Forward-looking statements reflect Atlantic Power’s current expectations regarding future events and speak only as of the date of this news release. These forward-looking statements are based on a number of assumptions which may prove to be incorrect. The implementation of the Rights Plan is subject to, among other things, shareholder and regulatory approvals. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk factors” in the filings Atlantic Power makes from time to time with the SEC and Canadian securities regulators. Atlantic Power’s business is both competitive and subject to various risks. Although the forward-looking statements contained in this news release are based upon what Atlantic Power believes to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. Therefore, investors are urged not to place undue reliance on Atlantic Power’s forward-looking statements. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, Atlantic Power assumes no obligation to update or revise them to reflect new events or circumstances.